Exhibit 12(a)

                UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Unaudited)

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                                                   Three Months Ended June 30,
Millions of Dollars Except Ratios                        1999            1998
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
Earnings

     Income (Loss) from Continuing Operations ........   $194           $(154)
     Undistributed equity earnings....................    (10)            (10)
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     Total............................................    184            (164)
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Income Taxes..........................................     87            (108)
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Fixed Charges:
     Interest expense including amortization
       of debt discount...............................    184             177
     Portion of rentals representing
       an interest factor.............................     46              46
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     Total............................................    230             223
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Earnings Available for Fixed Charges..................    501             (49)
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Total Fixed Charges -- as above.......................   $230           $ 223
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Ratio of earnings to fixed charges (Note 9)...........    2.2              -
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